EXHIBIT 5.1
Pfizer Inc.
66 Hudson Boulevard East
New York, New York 10001-2192

May 9, 2024
Pfizer Inc.
66 Hudson Boulevard East
New York, New York 10001-2192
Re:    Pfizer Inc. Registration Statement on Form S-8
Ladies and Gentlemen:
I am the Senior Vice President and Corporate Secretary, Chief Governance Counsel of Pfizer Inc., a Delaware corporation (the “Company”). Attorneys under my supervision and I have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), for the registration of 320,000,000 shares of common stock, par value $0.05 per share (the “Common Stock”), of the Company (the “Shares”) that may be issued under the Amended and Restated Pfizer Inc. 2019 Stock Plan (the “Amended and Restated 2019 Plan”).
This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.
In rendering the opinion set forth herein, attorneys under my supervision and/or I have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, the following: (i) the Amended and Restated 2019 Plan; (ii) the Registration Statement in the form to be filed under the Act; (iii) the Restated Certificate of Incorporation, as amended to date and currently in effect; (iv) the By-Laws of the Company, as amended to date and currently in effect; (v) certain resolutions of the Board of Directors of the Company (the “Board”) relating to the Amended and Restated 2019 Plan, the filing of the Registration Statement and certain related matters; (vi) the forms of award or enrollment agreements under the Amended and Restated 2019 Plan (the “Award Agreements”); (vii) the certificate and report of the inspector of voting at the Company’s annual meeting of stockholders held on April 25, 2024; and (viii) such other documents as attorneys under my supervision and/ or I have deemed necessary or appropriate as a basis for the opinion set forth below.
In our examination, attorneys under my supervision and I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.
For purposes of the opinion set forth below, attorneys under my supervision and/or I have assumed that:
(a)all Shares will be issued in accordance with the Award Agreements in the form examined, and such Award Agreements to be entered into are consistent with the Amended and Restated 2019 Plan and are duly authorized, validly executed and delivered by the parties thereto;

(b)the Board, or a duly authorized committee thereof, will take all necessary corporate action, including under the terms of the Amended and Restated 2019 Plan, to authorize and approve the issuance of Shares;
(c)the consideration received by the Company for each Share delivered pursuant to the Amended and Restated 2019 Plan shall not be less than the par value of the Common Stock; and
(d)the registrar and transfer agent for the Common Stock will duly register such issuance.
Based upon the foregoing, I am of the opinion that the Shares to be issued under the Amended and Restated 2019 Plan have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.
I am a member of the bar of the State of New York and I do not express any opinion as to the laws of any other jurisdiction other than the Delaware General Corporation Law.
I hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Registration Statement.
Very truly yours,

/s/ Margaret M. Madden
Margaret M. Madden